Exhibit 10.1

THE OHIO VALLEY BANK COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This Supplemental Executive Retirement Plan Agreement (“Agreement”) is entered into as of this 6th day of March, 2012 (the “Effective Date”) by and between The Ohio Valley Bank Company (the “Employer” or the “Bank”), and Thomas E. Wiseman, an individual resident of Ohio (the “Executive”), and establishes The Ohio Valley Bank Company Supplemental Executive Retirement Plan f/b/o Thomas E. Wiseman (the “Plan”).

WHEREAS, the Executive has contributed substantially to the success of the Employer and the Employer desires that the Executive continue in its employ;

WHEREAS, Employer desires to provide certain supplemental nonqualified pension benefits to Executive;

WHEREAS, Employer and Executive desire to enter into this Agreement to provide a retirement benefit under this Agreement and to be paid to Executive as provided herein;

WHEREAS, the parties hereto intend that this Agreement shall be an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a plan described in Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements thereof;

WHEREAS, the Bank has purchased a Flexible Premium Indexed Deferred Annuity Contract issued by Aviva Life and Annuity Company, contract # 696885 and issued by Great American Life Insurance Company, contract # 1195052471 (in the aggregate referred to as “Annuity Contracts”), with the following endorsements:  Income Rider; and

WHEREAS, the Bank is the sole owner of the Annuity Contracts and elects to use the Annuity Contracts to provide a retirement benefit to the Executive;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms have the meanings specified:

1.1. “Accrual Balance” means as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) to reflect the Bank’s obligation to the Executive, without regard to whether such amount is actually accrued as of such date.

1.2. “Beneficiary” means the person or entity designated in writing by the Executive to receive death benefits pursuant to this Agreement in the event of his death and, if no Beneficiary is designated, the Executive’s Beneficiary shall be the Executive’s surviving spouse and, if none, the Executive’s estate.

1.3. “Board” means the Board of Directors of the Employer.

1.4. “Change in Control” shall be deemed to have taken place if:

(a) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Employer, a wholly-owned subsidiary thereof, or any employee benefit plan of the Employer or any of its subsidiaries becomes the beneficial owner of Employer securities having fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Employer that may be cast for the election of directors of the Employer (other than as a result of the issuance of securities initiated by the Employer in the ordinary course of business); or

(b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all Employer’s securities entitled to vote generally in the election of directors of the Employer immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Employer or any successor corporation or entity entitled to vote generally in the election of the directors of Employer or such other corporation or entity after such transactions; or

(c) such other change of ownership or control event as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

1.5. “Disability” shall mean the Executive (i) is unable to engage in a substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expect to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.6. “ERISA” means the Employee Retirement Income Security Act of 1974.

1.7.  “Normal Retirement Age” means age sixty-five (65).

1.8. “Plan Administrator” means the plan administrator described in Article 7.

1.9. “Rider” means the Income Rider attached to the Annuity Contract(s) as an endorsement or other product feature that operates as an Income Rider.

1.10.  “Separation from Service” means the complete and intended termination of the employment relationship with the Employer and all corporations or entities or organizations with whom the Employer would be considered a single employer pursuant to subsections (b) and (c) of Section 414 of the Code determined in conformance with Section 409A of the Code and Section 1.409A-1(h) of the Final Treasury Regulations or the corresponding provisions in future guidance issued by the Department of the Treasury and the Internal Revenue Service.

ARTICLE 2

DEFERRED COMPENSATION AND RIGHTS

2.1. Ownership of the Annuity Contracts.  The Bank is the sole owner of the Annuity Contracts and shall have the right to exercise all incidents of ownership.  The Bank shall be the beneficiary of the death proceeds of the Annuity Contracts.  The Bank shall at all times be entitled to the Annuity Contracts cash surrender value, as that term is defined in the Annuity Contracts.  The cash surrender value shall be determined as of the date of the surrender of the Annuity Contracts or death of the Executive, as the case may be.

2.2. Right to Annuity Contracts.  Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender the Annuity Contracts without terminating this Agreement.  Without limitation, the Annuity Contracts at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors.

2.3. Rabbi Trust.  Employer may, or in the event Employer sells or surrenders the Annuity Contracts must, establish a “rabbi trust” to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. The Executive and his Beneficiaries shall have no beneficial ownership interest in any assets held in the trust.

ARTICLE 3

RETIREMENT AND OTHER BENEFITS

3.1. Retirement Benefit. At the Executive’s Normal Retirement Age, the Executive will be entitled to the monthly benefit payment described in this Article 3.1 (the “Retirement Benefit”).  The amount of the monthly benefit will equal the amount that would be paid from the Annuity Contracts and the Rider assuming the Employer actually purchased the Annuity Contracts.  The benefit will commence on the first (1st) day of the second month following the date on which the Executive reaches Normal Retirement Age and will continue for his lifetime.  This shall be the Executive’s benefit in lieu of any other benefit under this Agreement.

3.2. Disability Benefit.  In the event the Executive should experience a Separation from Service as a result of becoming Disabled as defined in Article 1.7, the Executive will be paid the Retirement Benefit as provided for in Article 3.1, payable monthly, commencing at the Executive’s Normal Retirement Age and continuing for his lifetime.  The Employer will establish a “rabbi trust”, if one has not already been established, for the purposes of this Agreement, to which assets will be contributed to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  The amount of the contribution to the “rabbi trust” will be the amount sufficient to satisfy the obligation of the Employer based on the Retirement Benefit as provided for in Article 3.1.

3.3. Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Agreement regarding timing of payments, the following special rules shall apply if the stock of the Employer is publicly traded at the time of the Executive’s termination of employment in order for this Agreement to comply with Section 409A of the Code: (i) to the extent the Executive is a “specified employee” (as defined under Section 409A of the Code) at the time of a distribution and to the extent such applicable provisions of Section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive’s Separation from Service with the Employer, no such distribution shall be made prior to the date that is six months after the date of the Executive’s Separation from Service with the Employer, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum within five (5) business days after the end of the six (6) month delay.

3.4. Death Benefits.  Upon the death of the Executive, whether before or after the Executive’s Normal Retirement Age, the Employer shall pay to the Executive’s Beneficiary the Accrual Balance as of the month-end immediately prior to the date of death.  If a death benefit is payable to the Executive’s Beneficiary under this Section 3.4, the benefit shall be paid beginning within ninety (90) days after submission of proof of claim substantiating the Executive’s death (with the beneficiary having no right to designate the taxable year of the payment), payable in one hundred twenty (120) equal monthly installments using the accrual rate in effect.  If the Executive has already become entitled to benefits pursuant to any of Sections 3.1, 3.2 or 3.5 of this Agreement, the Executive’s rights pursuant to such section shall cease, and the Executive’s Beneficiary shall be entitled to benefits pursuant to this Section 3.4.

3.5. Change in Control Benefit.  Upon a Change in Control, the Executive will be paid the Retirement Benefit as provided for in Article 3.1, payable monthly, commencing at the Executive’s Normal Retirement Age and continuing for his lifetime.  The Employer will establish a “rabbi trust”, if one has not already been established for the purposes of this Agreement, to which assets will be contributed to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  The amount of the contribution to the “rabbi trust” will be the amount sufficient to satisfy the obligation of the Employer based on the Retirement Benefit as provided for in Article 3.1.

3.6. One Benefit Only.  Despite any provision of this Agreement to the contrary, the Executive and Beneficiary are entitled to one benefit only under Article 3 of this Agreement, which shall be determined by the first event to occur that is dealt with by Article 3 of this Agreement. Subsequent occurrence of events dealt with by this Article 3 shall not entitle the Executive or the Executive’s Beneficiary to other or additional benefits under Article 3.  The Executive shall have no rights to any benefit under this Agreement if the Executive has a Separation from Service before Normal Retirement Age for any reason other than death, Disability or Change in Control.

ARTICLE 4

GENERAL LIMITATIONS AND OFFSETS

4.1. Limits on Payments.  It is the intention of the parties that none of the payments to which the Executive is entitled under this Agreement will constitute a “golden parachute payment” within the meaning of 12 USC Section 1828(k)(3) or implementing regulations of the FDIC, the payment of which is prohibited (collectively, “Section 1828(k)(3)”).  Notwithstanding any other provision of this Agreement to the contrary, any payments due to be made by Employer for the benefit of the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance with Section 1828(k)(3) and any regulations promulgated thereunder including the receipt of all required approvals thereof by Employer’s primary federal banking regulator and/or the FDIC.  To the extent any payments under this Agreement are deemed by the Employer or the FDIC to be prohibited pursuant to Section 1828(k)(3) or the implementing regulations of the FDIC, the Employer agrees to take commercially reasonable steps to obtain required approvals in order to make the payments contemplated by this Agreement.  If payments contemplated by this agreement are delayed or suspended pursuant to 1828(k)(3) but later are no longer prohibited, payments that would have been made if not prohibited by Section 1828(k)(3) shall be paid to the Executive in a lump sum and any required monthly payments shall resume promptly after such payments are no longer prohibited.

In addition, Employer and its successors retain the legal right to demand the return of any payment made hereunder which constitutes a “golden parachute payment” within the meaning of Section 1828(k)(3) or implementing regulations of the FDIC should Employer or its successors later obtain information indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

4.2.           Offset.  Notwithstanding any provision of this Agreement to the contrary and to the extent permitted by law, the Employer may, in its sole discretion, reduce any payment under this Agreement or any other agreement or arrangement between the Employer and the Executive to satisfy, in whole or in part, any indebtedness or obligation of the Executive to the Employer, including without limitation any amounts payable by the Executive to the Employer described in Section 6.12 of this Agreement.

ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1. Claims Procedure. A person or Beneficiary (a “claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

(a) Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b) Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(c) Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Agreement on which the denial is based,

(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

5.2. Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows

(a) Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b) Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e) Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Agreement on which the denial is based,

(iii)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

5.3. Disability.  In the event of a claim as a result of disability, the time frames set forth in this Article 5 shall be adjusted as required under ERISA.

ARTICLE 6

MISCELLANEOUS

6.1. Amendments and Termination. Subject to Article 6.13 of this Agreement, (a) this Agreement may be amended solely by a written agreement signed by the Employer and by the Executive, and (b) except as otherwise provided herein, this Agreement may be terminated solely by a written agreement signed by the Employer and by the Executive.

6.2. Binding Effect. This Agreement shall bind the Executive and the Employer and their beneficiaries, survivors, executors, successors, administrators, legal representatives, and transferees.

6.3. No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

6.4. Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

6.5. Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

6.6. Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such state.

6.7. Unfunded Arrangement. The Executive and the Executive’s Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Agreement. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Agreement shall be a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

6.8. Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

6.9. Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

6.10. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board of Directors, at 420 Third Avenue, Gallipolis, Ohio 45631.

6.11. Entire Agreement. This Agreement constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

6.12. Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Agreement, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

6.13. Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Employer is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Employer reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld.

ARTICLE 7

ADMINISTRATION OF AGREEMENT

7.1. Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of the Employer or such committee or person(s) as the Board of Directors of the Employer shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Agreement and the rights of the Executive under this Agreement, to decide or resolve any and all questions or disputes arising under this Agreement, including benefits payable under this Agreement and all other interpretations of this Agreement, as may arise in connection with the Agreement.

7.2. Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

7.3. Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.  Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine in the event the Employer does not actually purchase and maintain the Annuity Contracts as contemplated hereunder; therefore, in such event, the Employer shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Executive.

7.4. Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5. Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation of Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized Officer of the Employer have signed this Agreement as of the Effective Date.

THOMAS E. WISEMAN	THE OHIO VALLEY BANK COMPANY
/s/Thomas E Wiseman	By: /s/Jeffrey E. Smith
Thomas E. Wiseman	Jeffrey E. Smith Its: Chairman and Chief Executive Officer

BENEFICIARY DESIGNATION

THE OHIO VALLEY BANK COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

I, ___________________, designate the following as Beneficiary of any death benefits under The Ohio Valley Bank Company Supplemental Executive Retirement Plan Agreement:

Primary: ___________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________

Contingent: _________________________________________________________________________________________________________________________
___________________________________________________________________________________________________________________________________

Note: To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by filing a new written designation with the Employer. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:  ___________________________________

Date:  __________________________________, 20__

Accepted by the Employer this _______ day of ________________, 20__.

By:                  __________________________________

Print Name:   __________________________________

Title:              __________________________________